EXHIBIT 11.1

                       INCARA PHARMACEUTICALS CORPORATION

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (In thousands, except per share data)

                                                                Three Months Ended
                                                                   December 31,
                                                          -------------------------------
                                                              1999             1998
                                                          -------------    --------------
Net income (loss) per Unaudited Consolidated
   Statements of Operations                                    $ 6,923           $(6,121)
                                                          =============    ==============

Weighted average of common shares
   and common share equivalents outstanding
   - basic                                                       5,222             7,297
                                                          =============    ==============
   - diluted                                                     5,489             7,297
                                                          =============    ==============

Net income (loss) per common share:
  - basic                                                       $ 1.33           $ (0.84)
                                                          =============    ==============
  - diluted                                                     $ 1.26           $ (0.84)
                                                          =============    ==============